Exhibit 99.1

Company Completes US$2,545,000 Financing

Tampere, Finland (December 8, 2006) – Gondwana Energy Ltd. (GNWA.OB) is pleased to announce the completion of a private placement unit offering totaling US$2,545,000.

Today we completed a private equity offering of 5,090,000 Units at $.50 per Unit to a total of 17 investors. Each Unit consists of one (1) share of common stock, par value $0.00001, and one (1) Warrant (the “Warrant”) to purchase one (1) share of common stock, exercisable for twelve(12) months from the closing date of the offering. As a result, we issued a total of 5,090,000 shares of common stock and warrants to purchase 5,090,000 shares of our common stock in connection with this private equity offering. The exercise price for the Warrant is $1.00. The gross proceeds we received from this offering was US$2,545,000.

“Proceeds from today’s financing will enable our wholly owned subsidiary, FinMetal Mining Oy, to begin exercising its option to acquire a 100% interest in four precious and base-metals projects located in historically significant mining regions of Finland. We also intend to commence immediate development on the projects seeking to expand on their excellent potential.” stated Dan Hunter, Chairman and CEO of Gondwana Energy Ltd.

Gondwana Energy Ltd. has previously announced its intention to change its name to better reflect its new direction. The proposed new name will be FinMetal Mining Ltd. and shareholder approval for the name change will be sought as soon as practical.

On Behalf of the Board:

Daniel Hunter

Gondwana Energy Ltd.

Suite 700, One Executive Place

1816 Crowchild Trail N.W.

Calgary, AB, Canada T2M 3Y7

B: 403-313-8985

F: 403-220-1389

Disclaimer

This release contains forward-looking statements that are based on the beliefs of Gondwana Energy Ltd.’s management and reflect Gondwana Energy Ltd.’s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. When used in this release, the words “estimate, “project,” “believe,” “anticipate,” “intend,” “expect,” “plan,” “predict,” “may,” “should,” “will,” “can,” the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements. Such statements reflect the current views of Gondwana Energy Ltd. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements.